Exhibit 10.58

AMENDMENT AND NOTICE OF CONVERSION OF NOTE

This Amendment and Notice of Conversion of Note (this “Agreement”), dated as of May 14, 2024 (the “Effective Date”), is being entered into by and between PishPosh, Inc., a Delaware corporation (the “Company”) and Palladium Holdings, LLC (the “Holder”).

WHEREAS, the Company issued to the Holder that certain Secured Convertible Note, dated March 1, 2022, in the principal amount of $240,135, as amended on March 1, 2023 and March 15, 2024 (the “Note”);

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Note;

WHEREAS, Section 4(a) of the Note provides that the principal amount of the Note is convertible and exchangeable for Mergeco Shares and/or Series A Preferred Stock and warrants pursuant to the terms and timely fulfillment of the conditions set forth in the Purchase Agreement and Section 4(b) of the Note provides that Company shall not effect any conversion/exchange of the Note, and the Holder shall not have the right to convert any portion of the Note, to the extent that after giving effect to such conversion/exchange, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation; and

WHEREAS, the Company and the Holder wish to amend the Note to remove the Beneficial Ownership Limitation and to provide that the principal amount of the Note and any and all accrued but unpaid interest under the Note is currently convertible and exchangeable in full into shares of Common Stock of the Company, and, simultaneously herewith, the Holder wishes to convert all principal amount and accrued and unpaid interest under the Note in full into shares of Common Stock of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement, the Holder and the Company hereby agree and consent as follows:

1.          Effective as of the Effective Date, the Note is hereby amended to remove the Beneficial Ownership Limitation and any reference thereto and to provide that the principal amount of the Note and all accrued and unpaid interest thereunder is convertible and exchangeable in full.

2.          The Holder hereby elects to convert the outstanding principal amount of the Note and all accrued but unpaid interest thereunder in full in exchange for 278,587 shares of Common Stock of the Company (the “Shares”), effective as of the Effective Date.

3.          Upon the issuance of the Shares, the Note shall be deemed cancelled and of no further force or effect.

4.          This Agreement may be executed in multiple counterparts and delivered electronically or by facsimile or PDF signature.

5.          This Agreement shall be governed in accordance with the terms of the Note.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

COMPANY:

PishPosh, Inc.

By:	/s/ Charlie Birnbaum
Name: Charlie Birnbaum
Title: Chief Executive Officer

HOLDER:

Palladium Holdings, LLC

By:	/s/ Joel Padowitz
Name:	Joel Padowitz
Title: